EXHIBIT 21.1

GROOVE BOTANICALS INC.

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Biotrex, Inc. (Non-operating)	Wyoming
Maxidyne, Inc. (Non-operating)	Wyoming